Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PYR ENERGY CORPORATION
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Maryland
          ------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-4580642
                       ---------------------------------
                      (I.R.S. Employer Identification No.)

                            1675 Broadway, Suite 2450
                                Denver, CO 80202

                                 (303) 825-3748
     -----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              D. Scott Singdahlsen
                            1675 Broadway, Suite 2450
                                Denver, CO 80202
                                 (303) 991-0173
  -----------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                            Donna J. Bloomer, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776


Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 Title of each class of                              Proposed maximum         Proposed maximum
    securities to be           Amount to be         offering price per       aggregate offering        Amount of
       registered             registered (2)             share (4)                 price            registration fee
-----------------------       -------------         ------------------       ------------------     -----------------
Common Stock, par
value $.001(1)                 6,327,250(3)                $1.27                 $8,035,608             $859.81

TOTAL                          6,327,250                                         $8,035,608             $859.81

(1)  Consists of shares held by certain selling stockholders.

(2) Includes shares underlying warrants to purchase 52,250 shares of common stock which were issued to one of the selling stockholders in consideration for assisting the Company with fundraising.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends, and combinations.

(4) The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the Registrant's common stock as reported on the American Stock Exchange on December 7, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 PRELIMINARY PROSPECTUS DATED DECEMBER 13, 2005
                              SUBJECT TO COMPLETION


                             PYR ENERGY CORPORATION
                        6,327,250 Shares of Common Stock

     This prospectus relates to the sale by certain of our stockholders, referred to as the "Selling Stockholders", of up to 6,327,250 shares of our common stock which they own or which they may acquire pursuant to the exercise of warrants to purchase common stock which they own. We will not receive any proceeds from the sale of any shares by the Selling Stockholders.

     Our common stock is quoted on the American Stock Exchange under the symbol "PYR." On December 7, 2005, the closing sale price of our common stock was $1.24 per share.

                  ---------------------------------------------

     These securities are speculative and involve a high degree of risk. You should consider carefully the "Risk Factors" beginning on Page 2 of this prospectus before making a decision to purchase our stock.

                 ---------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  ---------------------------------------------

     The date of this prospectus is __________, 2005

                                TABLE OF CONTENTS


                                                                           Page

PROSPECTUS SUMMARY...........................................................1

RISK FACTORS.................................................................2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................8

USE OF PROCEEDS..............................................................8

DIVIDEND POLICY..............................................................8

SELLING STOCKHOLDERS.........................................................9

PLAN OF DISTRIBUTION........................................................11

LEGAL MATTERS...............................................................12

EXPERTS.....................................................................12

SECURITIES AND EXCHANGE COMMISSION  POSITION ON CERTAIN INDEMNIFICATION.....12

WHERE YOU CAN FIND MORE INFORMATION.........................................13

INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................13


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Unless the context otherwise requires, references in this prospectus to the "Company", "we", "us" or "ours" refer to PYR Energy Corporation, a Maryland corporation.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.


Overview

     PYR Energy Corporation (referred to as "PYR," the "Company," "we," "us" and "our") is an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves. Our current focus is on the Rocky Mountain, Texas and Gulf Coast regions. During the fiscal years ended August 31, 2005 and 2004, we focused our exploration efforts on the drilling phase of our high potential exploration projects in the Rocky Mountain and Gulf Coast regions.

     The Company was incorporated in March 1996 in the state of Delaware under the name Mar Ventures Inc. Effective as of August 6, 1997, the Company purchased all the ownership interests of PYR Energy, LLC, an oil and gas exploration company. On November 12, 1997, the name of the Company was changed to PYR Energy Corporation. Effective July 2, 2001, the Company was re-incorporated in Maryland through the merger of the Company into a wholly owned subsidiary, PYR Energy Corporation, a Maryland corporation. On February 18, 2004, PYR Cumberland LLC, PYR Mallard LLC, and PYR Pintail LLC were formed as wholly owned subsidiaries of PYR Energy Corporation. The purpose of these entities is to own and develop certain assets related to designated individual exploration projects.


Company Offices

     Our offices are located at 1675 Broadway, Suite 2450, Denver, Colorado 80202. The telephone number is (303) 825-3748, the facsimile number is (303) 825-3768 and the Company's web site is www.pyrenergy.com. The Company's periodic and current reports filed with the Securities and Exchange Commission (the "SEC") can be found on the Company's website at www.pyrenergy.com and on the SEC's website at www.sec.gov.


Key Terms of this Offering

     By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 6,327,250 shares of common stock, including common stock that they may acquire through the exercise of certain warrants to purchase shares of our common stock that they own. In this prospectus, we refer to these persons as the "Selling Stockholders". We will not receive any of the proceeds from the sales of shares by these Selling Stockholders. We will pay for the cost of registering the Stockholders' Shares being offered under this prospectus (the "Offering").

                                  RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risks Related to Our Business

     We have a limited operating history in the oil and gas business. Our operations to date have consisted solely of evaluating geological and geophysical information, acquiring acreage positions, generating exploration prospects, and drilling a limited number of wells. We currently have nine full-time employees. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.

     Our cash resources are not unlimited. We need to increase our sources of revenue and/or funding in order to sustain operations for the long run. There is no assurance that this will occur.

     We may not discover commercially productive reserves. Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

     Exploratory drilling is an uncertain process with many risks. Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:


     o    unexpected drilling conditions,

     o    pressure or irregularities in formations,

     o    equipment failures or accidents,

     o    adverse weather conditions,

     o    compliance with governmental requirements,

     o shortages or delays in the availability of drilling rigs and the delivery of equipment, and

     o    shortages of trained oilfield service personnel.

     Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.

     Our exploration and development activities are subject to reservoir and operational risks. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses.

     We expect to maintain insurance against some, but not all, of the risks associated with drilling and production in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial condition and results of operations.

     Our operations require large amounts of capital. Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend between $7.5 and $10.0 million on exploration and development activities during our fiscal year ending August 31, 2006. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:

     o    our success in locating and producing reserves in other projects,

     o    the level of production from existing wells, and

     o    prices of oil and gas.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:

     o a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

     o our being more vulnerable to competitive pressures and economic downturns, and

     o    restrictions on our operations.


     If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.

     We depend heavily on exploration success and subsequent success in developing our exploration projects. Our future growth plans rely heavily on discovering reserves and initiating production in the Texas, Gulf Coast and in the Rocky Mountains. Our development plan includes the need to discover reserves and establish commercial production through exploratory drilling and development of our existing properties. We cannot be sure, though, that our planned projects will lead to significant reserves that can be economically extracted or that we will be able to drill productive wells at anticipated finding and development costs. If we are able to record reserves, our reserves will decline as they are depleted, except to the extent that we conduct successful exploration or development activities or acquire other properties containing proved reserves.

     We depend on industry alliances. We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of more established companies. Although entering into these alliances limits our financial exposure, it also limits our potential revenue from successful projects. Industry alliances also have the potential to expose us to uncertainty if our industry partners are acquired or have priorities in areas other than our projects. Despite these risks, we believe that if we are not able to form industry alliances, our ability to fully implement our business plan could be limited, which could have a material adverse effect on our business.

     Our non-operator status limits our control over our oil and gas projects. We focus primarily on creating exploration opportunities and forming industry alliances to develop those opportunities. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside our areas of expertise and control. These factors include:

     o the availability of leases with favorable terms and the availability of required permitting for projects,

     o the availability of future capital resources to us and the other participants to be used for purchasing leases and drilling wells,

     o the approval of other participants for the purchasing of leases and the drilling of wells on the projects, and

     o the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas.

     Our reliance on other project participants and our limited ability to directly control project costs could have a material adverse effect on our expected rates of return.

     Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects. Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:


     o    have a material adverse effect on our results of operations,

     o    limit our ability to attract capital,

     o make the formations we are targeting significantly less attractive economically,

     o    reduce our cash flow and borrowing capacity, and

     o    reduce the value and the amount of any future reserves.

     Various factors beyond our control will affect prices of oil and gas, including:


     o    worldwide and domestic supplies of oil and gas,

     o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

   o   political instability or armed conflict in oil or gas producing regions,

     o    the price and level of foreign imports,

     o    worldwide economic conditions,

     o    marketability of production,

     o    the level of consumer demand,

     o    the price, availability and acceptance of alternative fuels,

     o    the availability of processing and pipeline capacity,

     o    weather conditions, and

     o    actions of federal, state, local and foreign authorities.

     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

     Accounting rules may require write-downs. Under full cost accounting rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

     We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results. It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We cannot guarantee that there will not be litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

     Limitations on the Effectiveness of Controls. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls or our internal controls will prevent all possible error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

     Our industry is highly competitive and many of our competitors have more resources than we do. We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

     Technological changes could put us at a competitive disadvantage. The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

     Our industry is heavily regulated. Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

     Our operations must comply with complex environmental regulations. Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

     Our business depends on transportation facilities owned by others. The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

     Attempts to grow our business could have an adverse effect. Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

     We may not be able to retain our listing on the American Stock Exchange. The American Stock Exchange has certain listing requirements in order for a company to continue to have its securities traded on this exchange. A company may risk delisting if its common stock trades at a low price per share for a substantial period of time. Should our stock trade at a low share price for a substantial period of time, or our net tangible equity be below certain levels, we may not be able to retain our listing.

     We depend on key personnel. We are highly dependent on the services of D. Scott Singdahlsen, our President and Chief Executive Officer, and our other geological and geophysical staff members. The loss of the services of any of these persons could have a material negative impact on our business. We do not have an employment contract with Mr. Singdahlsen or any other employee.

Risks Related to this Prospectus and Our Common Stock

     Sales of a substantial number of shares in the Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock. This registration statement covers the resale of 6,327,250 shares of common stock that were previously restricted. As a result, the number of shares of our common stock eligible to be immediately sold in the market will increase significantly upon the effectiveness of this registration statement. If the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

     Our board of directors can cause us to issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock. Our board of directors may issue up to one million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:

     o The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;
     o Greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and
     o The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the materials incorporated herein by reference contain forward-looking statements, including statements regarding, among other items, our business and growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the outcome of litigation, if any, and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     o failure to obtain, or a decline in, oil or gas production, or a decline in oil or gas prices,

     o    incorrect estimates of required capital expenditures,

     o increases in the cost of drilling, completion and gas collection or other costs of production and operations,

     o    an inability to meet growth projections, and

     o other risk factors set forth under "Risk Factors" in this prospectus. In addition, the words "believe," "may," "could," "will," "when," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to PYR, our business or our management, are intended to identify forward-looking statements.


                                 USE OF PROCEEDS

     The Selling Stockholders will be selling all of the shares under this prospectus in the Offering. The proceeds from the sale of the shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of the shares offered by Selling Stockholders under this prospectus.


                                 DIVIDEND POLICY

     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.


                              SELLING STOCKHOLDERS

     The shares covered by this prospectus are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 6,327,250 shares of our common stock.

     All of the individuals and/or entities listed below participated in a private placement which commenced on or about September 29, 2005, pursuant to which we sold a total of 6,275,000 shares of common stock at a price per share of $1.30. In connection with the private placement, we agreed to issue warrants to purchase a total of 52,250 shares to a entity which assisted us with the private placement at an exercise price of $1.42 per share and the shares underlying these warrants are also covered by this prospectus. In addition, we agreed to pay placement fees of $102,375.

     In connection with the private placement, we agreed to prepare and file at our expense, within 75 days of the first closing of the offering, a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement, and the shares of common stock underlying the warrants issued in connection with the private placement.

The following table sets forth the following, with respect to the Selling
Stockholders:

     o The number of shares of common stock beneficially owned as of December 7, 2005 and prior to the offering contemplated hereby,

     o The number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus,

     o The number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

     o The percentage of our outstanding shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby, and

     o In notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates.


                                                                                                     Percentage of
                                                                                                      Outstanding
                                          Number of Shares                                              Shares of
                                           of Common Stock    Number of Shares    Number of Shares     Common Stock
                                            Owned Before     To Be Offered (A)      Owned After        Owned After
         Selling Stockholders                 Offering              (B)               Offering          Offering
---------------------------------------   ----------------   -----------------    ----------------   --------------

J. Caird Partners, L.P. (1)                   1,344,600             1,344,600                  0           *

J. Caird Investors (Bermuda) L.P. (1)         1,472,600             1,472,600
Raytheon Master Pension Trust(1)                426,100               426,100                  0           *
WTC-CIF Unconvential Value Portfolio(1)         300,100               300,100                  0           *
WTC-CTF Unconventional Value
Portfolio(1)                                    352,200               352,200                  0           *
Figaro Investments Ltd(1)                       104,400               104,400                  0           *
                                                                                                           ***
Adage Capital Partners, L.P.                    500,000               500,000                  0
Red Barn Capital, Inc.                           25,000                25,000                  0           *
James W. Gorman                                 600,000               300,000            300,000           *
James E. Moore, Trustee of the James
E. Moore Revocable Trust dated July
28, 1994                                         50,000                50,000                  0           *
Alan L. Talesnick(2)                             59,000                25,000             34,000           *
David E. Brody(2)                                25,000                25,000                  0           *

Estancia Petroleum Corporation(3)               102,675                50,000             52,675           *
Kenneth R. and Leslie A. Berry Trust(3)          22,900                20,000              2,900           *

Revocable Living Trust of Kenneth R
Berry Sr. and Mary Ione Berry dated
March 16th, 1992                                 10,000                10,000                  0           *
Stephen A. Talesnick                             25,000                25,000                  0           *
BFS US Special Opportunities Trust PLC          250,000               250,000                  0           *
Renaissance US Growth Investment Trust
PLC                                             250,000               250,000                  0           *
Ironman Energy Capital, L.P.                  1,416,200               150,000          1,266,200           3.3%
Hal R. Pettigrew                                250,000               250,000                  0           *
H Fork LP                                       200,000               200,000                  0           *
Michael David Starcher                           50,000                50,000                  0           *
Ronald W. Cochran Trust                          10,000                10,000                  0           *
Oldham Properties, Ltd.                          20,000                20,000                  0           *
Bruce E. Lazier                                  15,000                15,000                  0           *
William D. Forster (4)                           52,787                50,000              2,787           *
Stonington Corporation(4)                        52,250(5)             52,250                  0           *
                                                                    ---------          ---------           ---

Totals                                                              6,327,250          1,624,562           3.3%
                                                                    =========          =========           ===

                                                         10

-----------------------
 *   Less than one percent

(A) The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

(B) It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

-----------------------

     (1) These entities are clients of Wellington Management Company, LLP. ("Wellington"). Wellington, in its capacity as investment adviser, may be deemed to beneficially own 5,307,500 shares of the Issuer which are held of record by clients of Wellington. These entities have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the securities set forth opposite their respective names.

     (2)  Partner of Patton Boggs LLP, legal counsel to the Company.

     (3) Kenneth R. Berry is an executive officer of the Company. Mr. Berry owns all the outstanding equity interests in Estancia Corporation and is a Trustee and Beneficiary of the Kenneth R. Berry, Jr. and Leslie
          A. Berry Trust.

     (4) Stonington Corporation, a broker-dealer registered with the National Association of Securities Dealers, assisted the Company in fundraising. William D. Forster is an affiliate of Stonington Corporation.

     (5) Includes 52,500 shares underlying currently exercisable warrants to purchase common stock at a price per share of $1.42 until October 14, 2010.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders are offering up to 6,327,250 shares of common stock. It is possible that the increase in shares on the market will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Offering to resell the shares at a profit or at all. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

     The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required, or have elected, to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify certain of the Selling Stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.


                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 84,000 shares of the Company's common stock.


                                     EXPERTS

     The financial statements of PYR Energy Corporation appearing in our Annual Report on Form 10-KSB for the fiscal years ended August 31, 2005 and 2004 have been audited by HEIN & Associates LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.


                       SECURITIES AND EXCHANGE COMMISSION
                       POSITION ON CERTAIN INDEMNIFICATION

     The General Corporation Law of the State of Maryland (the "Maryland
Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The Maryland Code also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of stockholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director or officer is adjudged to be liable to the corporation. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

     In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file quarterly reports, current reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

     o Our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2005;

     o Any documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

     o The description of our common stock contained in our Form 8-A filed with the SEC on December 7, 1999.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to D. Scott Singdahlsen, PYR Energy Corporation, 1675 Broadway, Suite 2450, Denver, CO 80202, telephone (303) 825-3748.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
-----------------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

                  Type of Expense                         Amount
           -------------------------------               --------
           Registration Fees                             $   900
           Transfer Agent Fees                           $ 1,000
           Costs of Printing and Engraving               $ 2,500*
           Legal Fees                                    $12,000*
           Accounting Fees                               $ 2,500*
                                                         =======
           Total                                         $18,900

-------------
*estimated


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     Section 2-418 of the General Corporation Law of the State of Maryland (the "Maryland Code") provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of stockholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.

     The Company's Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. The Company also has adopted, in its Articles of Incorporation, a provision under
Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

     We also currently have liability insurance for our directors and officers.

Item 16.  Exhibits.
------------------

Exhibit No.                              Description
-----------       --------------------------------------------------------------

4.1               Specimen Common Stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended
                  August 31, 1997.
5.1*              Opinion of Patton Boggs LLP regarding legality.
23.1*             Consent of Hein & Associates LLP.
23.2*             Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5.1).
24.1              Power of Attorney (included on the signature page of this
                  registration statement).

-----------------

*Filed herewith


Item 17.  Undertakings.
----------------------

     (a)  The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 13th day of December, 2005.

                          PYR ENERGY CORPORATION

                           By: /s/  D. Scott Singdahlsen
                               -------------------------------------------------
                               D. Scott Singdahlsen, Chief Executive Officer and
                                                     Chief Financial Officer.

                           By: /s/  Jane M. Richards
                               -------------------------------------------------
                               Jane M. Richards, Principal Accounting Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint D. Scott Singdahlsen, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                        Title                     Date
-----------------------------    -------------------------    ------------------

/s/  D. Scott Singdahlsen
-----------------------------    Chief Executive Officer &     December 13, 2005
D. Scott Singdahlsen             Chief Financial Officer


/s/  Jane M. Richards            Principal Accounting          December 13, 2005
----------------------------     Officer
Jane M. Richards,


/s/  David Kilpatrick            Chairman of the Board         December 13, 2005
-----------------------------
David Kilpatrick


/s/  Bryce W. Rhodes             Director                      December 13, 2005
-----------------------------


/s/ Dennis M. Swenson            Director                      December 13, 2005
-----------------------------

                                  EXHIBIT INDEX

     (Attached To And Made A Part Of This Registration Statement On Form S-3
              For PYR Energy Corporation. Dated December 13, 2005)

The following is a complete list of Exhibits filed as part of this Registration Statement, which exhibits are incorporated by reference herein:

Exhibit No.                        Description
----------        --------------------------------------------------------------

4.1               Specimen Common Stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended
                  August 31, 1997.
5.1*              Opinion of Patton Boggs LLP regarding legality.
23.1*             Consent of Hein & Associates LLP.
23.2*             Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5.1).
24.1              Power of Attorney (included on the signature page of this
                  registration statement).

-----------------


*Filed herewith